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As filed with the Securities and Exchange Commission on May 13, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	95-2568550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 North Roxbury Drive Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

CITY NATIONAL CORPORATION—2002 OMNIBUS PLAN
(Full title of the plan)

Michael B. Cahill, Executive Vice President, General Counsel and Secretary
City National Corporation
400 North Roxbury Drive
Beverly Hills, California 90210
(Name and address of agent for service)

310-888-6266
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $1.00 Par Value(1)(2)

Shares not previously registered	4,215,100	$54.72(3)	$230,650,272	$21,220

Shares registered under prior plan	(4)	N/A(4)	N/A(4)	N/A(4)

(1)
This Registration Statement also applies to associated preferred stock purchase rights under the stockholders' rights agreement of City National Corporation, dated February 26, 1997, which are attached to and tradable only with the shares of common stock registered hereby. No registration fee is required for such preferred stock purchase rights as they will be issued for no additional consideration.

(2)
In addition, pursuant to Rule 416(b) under the Securities Act of 1933 as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares that may become issuable pursuant to the anti-dilution adjustment provisions of the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee under Rules 457(c) and 457(h) of Regulation C under the Securities Act of 1933. The proposed maximum offering price per share with respect to the shares issuable under the 2002 Plan as of the filing date hereof is based on the average of the high and low price of the common stock of the registrant on the New York Stock Exchange on May 10, 2002.

(4)
A total of 5,000,000 shares of common stock of City National Corporation, a Delaware corporation (the "Company" or "Registrant") are being registered in connection with the 2002 Omnibus Plan (the "2002 Plan"). Pursuant to Instruction E of Form S-8 and the telephonic interpretation of the Securities and Exchange Commission (the "Commission") set forth at pages 123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations dated July 1997, G. Securities Act Forms, No. 89 ("Interpretation 89"), 784,900 of the 5,000,000 shares registered hereby are being carried forward from a Registration Statement on Form S-8 filed on September 24, 1999 (File no. 333-87719) (the "1999 Form S-8") in connection with the City National Corporation 1999 Omnibus Plan. A total registration fee of $32,053 was paid with respect to the 1999 Form S-8. Pursuant to Instruction E to Form S-8 and Interpretation 89, no additional registration fee is due with respect to 784,900 of the 5,000,000 shares registered hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        The registrant, City National Corporation, hereby incorporates into this Registration Statement by reference the following documents, which have been filed by the registrant with the SEC:

  (a)
  The registrant's annual report on Form 10-K for the year ended December 31, 2001, filed on March 22, 2002;

  (b)
  The registrant's Current Reports on Form 8-K filed on January 17, 2002 and April 17, 2002; and

  (c)
  The description of the registrant's common stock which is contained in the Registration Statement on Form 8-A filed on April 20, 1990.

        All documents subsequently filed by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the securities offered hereby has been passed upon by Michael B. Cahill. Mr. Cahill is Secretary, Executive Vice President and General Counsel of the registrant. As of May 1, 2002, Mr. Cahill was deemed to be the beneficial owner of 13,250 shares of the common stock (including shares underlying options exercisable within 60 days) and is eligible to receive additional options as an employee of the registrant.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes City National Corporation to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The City National Corporation By-laws provide for the indemnification of directors and officers to the maximum extend permitted by the Delaware General Corporation Law.

        In addition, the City National Corporation Certificate of Incorporation provides that City National Corporation shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law, and City National Corporation has entered into indemnification agreements with certain of its directors and officers providing for additional indemnification. City National Corporation has policies of directors' and officers' liability insurance which insure directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

  5.1
  Opinion of Michael B. Cahill, and consent.

  23.1
  Consent of KPMG LLP.

  24.1
  Power of Attorney for Directors (on signature page).

  99.1
  2002 Omnibus Plan (incorporated by reference to Appendix B of the registrant's Proxy Statement dated March 25, 2002).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deficiencies from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on May 9, 2002.

CITY NATIONAL CORPORATION Registrant

By:	/s/ RUSSELL GOLDSMITH Russell Goldsmith, Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell Goldsmith, Frank P. Pekny and Michael B. Cahill, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ BRAM GOLDSMITH Bram Goldsmith	Chairman of the Board and Director	May 9, 2002
/s/ RUSSELL GOLDSMITH Russell Goldsmith	Vice Chairman and Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2002
/s/ FRANK P. PEKNY Frank P. Pekny	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 9, 2002
/s/ STEPHEN D. MCAVOY Stephen D. McAvoy	Controller (Principal Accounting Officer)	May 9, 2002

/s/ GEORGE H. BENTER, JR. George H. Benter, Jr.	President and Director	May 9, 2002
/s/ RICHARD L. BLOCH Richard L. Bloch	Director	May 9, 2002
/s/ STUART D. BUCHALTER Stuart D. Buchalter	Director	May 9, 2002
/s/ MICHAEL L. MEYER Michael L. Meyer	Director	May 9, 2002
/s/ RONALD L. OLSON Ronald L. Olson	Director	May 9, 2002
/s/ WILLIAM B. RICHARDSON William B. Richardson	Director	May 9, 2002
/s/ BOB TUTTLE Bob Tuttle	Director	May 9, 2002
/s/ ANDREA VAN DE KAMP Andrea Van de Kamp	Director	May 9, 2002
/s/ KENNETH ZIFFREN Kenneth Ziffren	Director	May 9, 2002

Index to Exhibits

Exhibit No.	Exhibit	Page No.
5.1	Opinion of Michael B. Cahill, and Consent	8
23.1	Consent of KPMG LLP	9
24.1	Power of Attorney for Directors (on signature page)
99.1	2002 Omnibus Plan (incorporated by reference to Appendix B to the registrant's Proxy Statement dated March 25, 2002).

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FORM S–8
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
Index to Exhibits